Exhibit 4.4

INMODE LTD.

2018 INCENTIVE PLAN

RESTRICTED SHARE UNIT AWARD GRANT NOTICE AND
RESTRICTED SHARE UNIT AWARD AGREEMENT
FOR PARTICIPANTS IN ISRAEL

InMode Ltd., a company organized under the laws of the State of Israel (the “Company”), pursuant to its 2018 Incentive Plan in the form attached hereto as Exhibit A (collectively referred to as the “Plan,” except where the context otherwise requires), hereby grants to the individual listed below (the “Participant”), an award (the “Award”) of restricted share units (“Restricted Share Units” or “RSUs”). Each RSU represents the right to receive one unrestricted, fully transferable ordinary share of the Company (each a “Share,” collectively “Shares”) upon vesting. This Award is subject to all of the terms and conditions as set forth herein, in the Restricted Share Unit Award Agreement attached hereto as Exhibit B (the “Agreement”) and the Plan, each of which are incorporated herein by reference. Capitalized terms not otherwise defined in this Grant Notice and the Agreement shall have the meaning ascribed to such terms in the Plan.

Participant’s Name:	[__]
Grant Date:	[__]
Total Number of RSUs:	[__]
Vesting Commencement Date:	[__]
Type of RSUs:	[102 Capital Gains Track / Section 3(i)]
Vesting Schedule:	[__]

By his or her acceptance of the Award through the Company's online acceptance procedure (or by his or her signature and the signature of the Company’s representative below), the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice. The Participant has reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understands all provisions of this Grant Notice, the Agreement and the Plan. The Participant also agrees that the Company, in its sole discretion, may satisfy any applicable tax withholding obligations in accordance with Section 2.6 of the Agreement by (i) withholding Shares otherwise issuable to the Participant upon settlement of the RSUs (which is intended to occur immediately following vesting), (ii) instructing a broker on the Participant’s behalf to sell Shares otherwise issuable or issued to the Participant upon settlement of the RSUs (which is intended to occur immediately following vesting) and submit the proceeds of such sale to the Company, or (iii) using any other method permitted by Section 2.6 of the Agreement or the Plan. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Company's Board of Directors (the “Board”) and/or the Company's Compensation Committee appointed by the Board (the “Committee”), which administrate the Plan (the Board and/or the Committee shall be collectively referred to herein as the “Administrator”) upon any questions arising under the Plan or relating to the RSUs.

The Participant and the Company further agree that, provided the Participant is eligible to be granted a 102 Award (an “Eligible 102 Participant”), the RSUs are intended to be granted under and governed by Section 102(b)(2) and 102(b)(3) of the Israeli Income Tax Ordinance (New Version) – 1961 and the Rules promulgated in connection therewith (the “Ordinance”), and the Trust Agreement between the Company and the Trustee, a copy of which is attached hereto as Exhibit C (the “Trust Agreement”). Furthermore, the Participant agrees that the RSUs and underlying Shares will be issued to the Trustee to hold on the Participant’s behalf, pursuant to the terms of the Ordinance, the 102 Rules (as such term is defined in the Plan) and the Trust Agreement. The Participant confirms that he or she is familiar with the terms and provisions of Section 102 of the Ordinance, particularly the Capital Gains Track described in subsection (b)(2) and (b)(3) thereof, and agrees that he or she will not require the Trustee to release the RSUs or Shares to the Participant, or to sell the Shares to a third party, during the Trust Period, unless permitted to do so by applicable law.

This Grant Notice may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

INMODE LTD.:		PARTICIPANT:
By:	____________________	By:	____________________
Print Name:	____________________	Print Name:	____________________
Title:	____________________

Attachments:

Exhibit A:	InMode Ltd. 2018 Incentive Plan

Exhibit B:	Restricted Share Unit Award Agreements for Participants in Israel

Exhibit C:	Trust Agreement

EXHIBIT A

TO RESTRICTED SHARE UNIT AWARD GRANT NOTICE

2018 INCENTIVE PLAN

EXHIBIT B

TO RESTRICTED SHARE UNIT AWARD GRANT NOTICE

RESTRICTED SHARE UNIT AWARD AGREEMENT
FOR PARTICIPANTS IN ISRAEL

Pursuant to the Restricted Share Unit Award Grant Notice (the “Grant Notice”) to which this Restricted Share Unit Award Agreement (the “Agreement”) is attached, InMode Ltd., a company organized under the laws of the State of Israel (the “Company”), has granted to Participant an award (the “Award”) of restricted share units (the “Restricted Share Units” or “RSUs”) under the Company’s 2018 Incentive Plan (referred to herein as the “Plan”).

ARTICLE I
GENERAL

1.1    Defined Terms. Wherever the following terms are used in this Agreement they shall have the meanings specified below, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice, as applicable.

(a)     “Termination of Consultancy” shall mean the time when the engagement of the Participant as a consultant to the Company or any affiliate thereof is terminated for any reason, with or without cause, including, but not by way of limitation, by resignation, discharge, death or retirement, but excluding: (i) terminations where there is a simultaneous employment or continuing employment of the Participant by the Company or any affiliate thereof, and (ii) terminations where there is a simultaneous re-establishment of a consulting relationship or continuing consulting relationship between the Participant and the Company or any affiliate thereof. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Consultancy, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Consultancy. Notwithstanding any other provision of the Plan, the Company or any affiliate thereof has an absolute and unrestricted right to terminate a consultant’s service at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.

(b)    “Termination of Directorship” shall mean the time when the Participant, if he or she is or becomes a member of the Board who is not an employee of the Company or any of its affiliates (“Non-Employee Director”), ceases to be a member of the Board for any reason, including, but not by way of limitation, a termination by resignation, failure of shareholders to approve re-appointment, failure to be re-elected, death or retirement. The Board, in its sole and absolute discretion, shall determine the effect of all matters and questions relating to Termination of Directorship with respect to Non-Employee Directors.

(c)    “Termination of Employment” shall mean the time when the employee-employer relationship between the Participant and the Company or any affiliate thereof is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding: (i) terminations where there is a simultaneous reemployment or continuing employment of the Participant by the Company or any affiliate thereof, (ii) terminations where there is a simultaneous establishment of a consulting relationship or continuing consulting relationship between the Participant and the Company or any affiliate thereof, and (iii) terminations where the Participant simultaneously becomes or previously is appointed or elected as a Non-Employee Director. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Employment.

(d)    “Termination of Services” shall mean the Participant’s Termination of Consultancy, Termination of Directorship or Termination of Employment, as applicable.

1.2    General. Each Restricted Share Unit shall constitute a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one Share (subject to adjustment as provided in Section 10.1 of the Plan) solely for purposes of the Plan and this Agreement. The Restricted Share Units shall be used solely as a device for the determination of the payment to eventually be made to the Participant if such Restricted Share Units vest pursuant to Section 2.3 hereof. The Restricted Share Units shall not be treated as property or as a trust fund of any kind.

1.3    Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions of the Plan and the Trust Agreement, entered into between the Company and the Trustee, which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II

GRANT OF RESTRICTED SHARE UNITS

2.1    Grant of RSUs; Compliance with Section 102.

(a)    Effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company grants to the Participant the Award as set forth in the Grant Notice.

(b)    If the Award is a 102 Award granted to an Eligible 102 Participant, the RSUs will be registered in the name of the Trustee as required by law to qualify under Section 102, for the benefit of the Participant. The Participant shall comply with the Ordinance, the 102 Rules, and the terms and conditions of the Trust Agreement entered into between the Company and the Trustee. The Trustee will hold the RSUs or the Shares to be issued upon settlement of the RSUs (which is intended to occur immediately following vesting) for at least the Trust Period, as set forth in the Plan. The Participant hereby undertakes to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation to the Plan, or any RSU granted to him/her thereunder. The Participant hereby confirms that he/she shall execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the Ordinance and particularly the 102 Rules.

2.2    Company’s Obligation to Pay. Each RSU has a value equal to the fair market value of a Share on the date it becomes vested. Unless and until the RSUs will have vested in the manner set forth in Article II hereof, the Participant will have no right to payment of any such RSUs. Prior to actual payment of any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

2.3    Vesting Schedule; Notice to Trustee.

(a)    Subject to Section 2.4 hereof and any accelerated vesting provisions in any employment agreement or other agreement between the Participant and the Company, the RSUs awarded by the Grant Notice will vest and become non-forfeitable with respect to the applicable portion thereof according to the vesting schedule set forth on the Grant Notice to which this Agreement is attached (the “Vesting Schedule”), subject to the Participant’s continued employment or service through such dates, as a condition to the vesting of the applicable installment of the RSUs and the rights and benefits under this Agreement. Unless otherwise determined by the Administrator, partial employment or service, even if substantial, during any vesting period will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a Termination of Services as provided in Section 2.4 below or under the Plan.

(b)    If the Award is a 102 Award granted to an Eligible 102 Participant, the Company will notify the Trustee upon vesting of RSUs. The Shares issued upon the vesting of the RSUs shall be issued in the name of the Trustee, and held in trust on the Participant’s behalf by the Trustee, until they are sold or transferred by the Trustee, provided that the Participant first complies with the tax withholding provisions set forth in this Agreement. In the event that the Participant elects to have the Shares transferred to the Participant without selling such Shares, the Participant shall become liable to pay taxes immediately in accordance with the provisions of the Ordinance.

2.4    Forfeiture, Termination and Cancellation upon Termination of Services. Notwithstanding any contrary provision of this Agreement, upon the Participant’s Termination of Services for any or no reason, the then-unvested RSUs subject to this Agreement will be automatically forfeited, terminated and cancelled as of such date without payment of any consideration by the Company, and the Participant, or the Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder. For the avoidance of doubt, except as otherwise provided by the Administrator, no RSUs shall vest following the Participant’s Termination of Services.

2.5    Payment after Vesting. As soon as administratively practicable, following the vesting of any Restricted Share Units pursuant to Section 2.3 or Section 3.2, the Company shall deliver to the Participant a number of Shares (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Company in its sole discretion and in accordance with Section 2.3(b)) equal to the number of Restricted Share Units subject to this Award that vest on the applicable vesting date, unless such Restricted Share Units terminate prior to the given vesting date pursuant to Section 2.4. Notwithstanding the foregoing, in the event Shares cannot be issued pursuant to Section 2.9(a), (b) or (c) hereof, then the Shares shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Administrator determines that Shares can again be issued in accordance with Sections 2.9(a), (b) and (c) hereof; provided, however, that if the Participant is a U.S. federal taxpayer, any such delay shall apply only to the extent permissible under Section 409A (as defined below).

2.6    Responsibility for Taxes.

(a)
The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”) or the Trustee, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (collectively, “Tax-Related Items”) is and remains the Participant’s responsibility. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or payment of the RSUs, the issuance of Shares, the subsequent sale of Shares and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the RSUs or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to tax in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)
Prior to any relevant taxable or tax withholding event, as applicable, the Participant will pay or make arrangements satisfactory to the Company and/or the Employer to fulfill all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

(i)	withholding from the Participant’s salaries or other cash compensation paid to the Participant by the Company and/or the Employer;

(ii)	requiring the Participant to tender payment in cash, check or wire transfer of the Tax-Related Items to the Company, the Employer or the Trustee;

(iii)
withholding from proceeds of the sale of Shares acquired upon payment of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent);

(iv)
withholding Shares to be issued upon payment of the RSUs (“net-share withholding”), provided, however, that if the Company is subject to Section 16 of the Exchange Act and the Participant is a Section 16 officer of the Company under the Exchange Act, then applicable withholding obligations for Tax-Related Items will be settled by withholding Shares in accordance with this subsection (iv) or, alternatively, the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding from alternatives (i)-(iii) herein; and/or

(v)	any other method of withholding determined by the Company and permitted by applicable law.

(c)
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or, to the extent permitted under the Plan, other applicable withholding rates, including maximum applicable rates in the Participant’s jurisdiction(s) in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for purposes of calculating the Tax-Related Items and determining the number of Shares that have been delivered in accordance with Section 2.5 above, the Participant will be deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

(d)	The Company may refuse to deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with the Participant's obligations in connection with the Tax-Related Items.

(e)
The Participant agrees to indemnify the Company and/or its affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such Tax-Related Item or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such Tax-Related Items from any payment made to the Participant for which the Participant is responsible.

2.7    Section 409A. The RSUs are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”, and together with any U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Participant is a U.S. federal taxpayer and the Administrator determines that the RSUs (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify the Participant or any other person for failure to do so) to adopt such amendments to the Plan, this Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate either for the RSUs to be exempt from the application of Section 409A or to comply with the requirements of Section 409A. Notwithstanding the foregoing, the Company makes no representation that the grant, vesting, or payment of the RSUs provided for under this Agreement will be exempt from or compliant with Section 409A and the Company will have no liability to the Participant or any other party if such grant, vesting or payment of RSUs is not so exempt or compliant or for any action taken by the Company with respect thereto.

2.8    Rights as Shareholder. The holder of the RSUs shall not be, nor have any of the rights or privileges of, a shareholder of the Company, including, without limitation, any dividend rights and voting rights, in respect of the RSUs and any Shares underlying the RSUs and deliverable hereunder unless and until such Shares shall have been actually issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 10.1 of the Plan.

2.9    Conditions to Delivery of Shares. The Shares deliverable hereunder, or any portion thereof, may be either previously authorized but unissued Shares or issued Shares which have then been reacquired by the Company. Such Shares shall be fully paid and non-assessable. The Company shall not be required to issue or deliver any Shares deliverable hereunder or portion thereof prior to fulfillment of all of the following conditions:

(a)    The admission of such Shares to listing on all stock exchanges on which such Shares are then listed;

(b)    The completion of any registration or other qualification of such Shares under any applicable law, rule or regulation, which the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c)    The obtaining of any approval or other clearance from any local, state, federal or foreign governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d)    The receipt by the Company, the Employer or the Trustee of any Tax-Related Items required to be withheld by the Company or any affiliate thereof, as further described in Section 2.6 hereof; and

(e)    The lapse of such reasonable period of time following the vesting of any Restricted Share Units as the Administrator may from time to time establish for reasons of administrative convenience.

ARTICLE III

OTHER PROVISIONS

3.1    Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules, as further set out in Section 3 to the Plan. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Participant, the Company and all other interested persons. No member of the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement, the RSUs or the Shares.

3.2     Adjustments upon Specified Events. The Administrator may accelerate payment and vesting of the Restricted Share Units in such circumstances as it, in its sole discretion, may determine; provided, however, such acceleration is only permitted to the extent it does not trigger a violation of Section 409A. In addition, upon the occurrence of certain events relating to the Shares contemplated by Section 10.1 of the Plan, the Administrator shall make such adjustments the Administrator deems appropriate in the number of Restricted Share Units then outstanding and the number and kind of securities that may be issued in respect of the Restricted Share Units. The Participant acknowledges that the RSUs are subject to modification and termination in certain events as provided in this Agreement and the Plan.

3.3    Grant is Not Transferable. During the lifetime of the Participant, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the RSUs, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, the RSUs and the rights and privileges conferred hereby immediately will become null and void. Notwithstanding anything herein to the contrary, this Section 3.3 shall not prevent transfers by will or applicable laws of descent and distribution.

3.4    Binding Agreement. Subject to the limitation on the transferability of the RSUs contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

3.5    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to InMode Ltd., Tavor Building, Sha'ar Yokneam, P.O. Box 533, Yokneam 2069206, Israel, Attention: Chief Financial Officer, or such other address as the Company may from time to time specify. All notices to be given to the Participant shall be addressed to the Participant at the Participant's address in the Company's records.

3.6    Titles. Titles provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.7    Governing Law; Severability. The laws of the State of Israel shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflict of laws. The Participant may only exercise his or her rights in respect of the Plan, this Agreement and these RSUs to the extent that it would be lawful to do so, and the Company would not, in connection with this Agreement, be in breach of the laws of any jurisdiction to which the Participant may be subject. The Participant shall be solely responsible to seek advice as to the laws of any jurisdiction to which he or she may be subject, and participation in the Plan by the Participant shall be on the basis of a warranty by the Participant that the Participant may lawfully so participate without the Participant being in breach of the laws of any such jurisdiction. In addition, the provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

3.8    Conformity to Securities Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the U.S. Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder (the “Securities Act”) and the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any and all regulations and rules promulgated by the U.S. Securities and Exchange Commission thereunder and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to such laws, rules and regulations, and the Company is under no obligation to register or qualify the Shares with any state, federal or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.9    Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator, provided, however, that, except as may otherwise be provided by the Plan and this Agreement, no amendment, modification, suspension or termination of this Agreement shall adversely effect the RSUs in any material way without the prior written consent of the Participant.

3.10    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Sections 3.2 and 3.3 hereof, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

3.11    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, the Plan, the RSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Company shall have unilateral authority to amend this Agreement without the Participant’s consent to the extent necessary to comply with Section 16 of the Exchange Act, including any such applicable exemptive rule.

3.12    Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an employee, director, consultant, contractor or other service provider of the Company or any affiliate thereof, or be interpreted as forming or amending an employment or service contract with the Company or any affiliate thereof and shall not interfere with or restrict in any way the rights of the Company and its affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of the Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or an affiliate thereof and the Participant.

3.13    Entire Agreement. The Plan, the Grant Notice and this Agreement (including all Exhibits thereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.

3.14    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to RSUs, as and when payable hereunder.

3.15    Nature of Grant. In accepting the grant of RSUs, the Participant acknowledges, understands and agrees that:

(a)	the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)
the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of restricted share units or other type of Awards, or benefits in lieu of restricted share units, even if RSUs or other type of Awards have been granted in the past;

(c)	all decisions with respect to future restricted share units or other grants, if any, will be at the sole discretion of the Company;

(d)	the Participant is voluntarily participating in the Plan;

(e)	the RSUs and any Shares underlying the RSUs, and the income from and value of same, are not intended to replace any pension rights;

(f)
unless otherwise agreed with the Company, the RSUs and the Shares underlying the RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of an affiliate;

(g)
the RSUs and any Shares underlying the RSUs, and the income from and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;

(h)	the future value of the Shares underlying the RSUs is unknown, indeterminable, and cannot be predicted with certainty;

(i)
no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of the Participant’s employment or service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any);

(j)
for purposes of the RSUs, the Participant's right to vest in the RSUs under the Plan, if any, will terminate as of the date of the Participant’s Termination of Services (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or providing services or the terms of Participant’s employment or service agreement, if any). The Administrator shall have the exclusive discretion to determine when the Participant has a Termination of Service for purposes of the RSUs (including whether the Participant may still be considered to be providing services while on a leave of absence); and

(k)
neither the Company, the Employer nor any affiliate thereof shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Participant pursuant to the payment of the RSUs or the subsequent sale of any Shares acquired upon settlement.

3.16    Data Privacy.

(a)
Data Collection and Usage. The Company and the Employer may collect, process and use certain personal information about the Participant, including, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, bank account details, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Share Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the Participant’s consent.

(b)
Share Plan Administration Service Providers. The Company transfers Data to Altshuler Shaham Trusts Ltd., and its affiliated companies (“Altshuler”), an independent service provider based in Israel, which is assisting the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner. The Participant may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.

(c)
International Data Transfers. The Company and its service providers are based in Israel and the United States. The Participant’s country or jurisdiction may have different data privacy laws and protections than Israel and the United States. The Company's legal basis, where required, for the transfer of Data is Participant’s consent.

(d)
Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, including any required transfer of such Data to a broker, escrow agent or other third party with whom the Shares may be deposited, or as required to comply with legal or regulatory obligations, including under tax and security laws.

(e)
Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant this Award or other Awards to the Participant or administer or maintain such Awards.

By accepting the Award, the Participant is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which may not have the same level of protection as the Participant’s country, for the purposes described above.

Finally, the Participant understands that the Company may rely on a different legal basis for the processing or transfer of Data in the future and/or request that the Participant provide another data privacy consent form. If applicable and upon request of the Company, the Participant agrees to provide an executed acknowledgement or data privacy consent form to the Employer or the Company (or any other acknowledgements, agreements or consents that may be required by the Employer or the Company) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in the Participant’s country, either now or in the future. The Participant understands that he or she will not be able to participate in the Plan if he or she fails to execute any such acknowledgement, agreement or consent requested by the Company and/or the Employer.

3.17     Language. The Participant acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Participant to understand the terms and conditions of this Agreement. If the Participant has received this Agreement, or any other documents related to the RSUs and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

3.18    Insider Trading Restrictions / Market Abuse Laws. The Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including, but not limited to, the United States and the Participant’s country, which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., RSUs) or rights linked to the value of Shares under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Neither the Company nor any affiliate thereof will be responsible for such restrictions or liable for the failure on the Participant’s part to know and abide by such restrictions. The Participant should consult with his or her own personal legal advisers to ensure compliance with applicable laws.

3.19    Foreign Asset / Account and Exchange Control Requirements. Depending on the Participant’s country, the Participant may be subject to foreign asset/account and/or exchange control reporting or other requirements which may affect the Participant’s ability to acquire or hold RSUs or Shares under the Plan or cash received from participating in the Plan in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such RSUs, Shares, accounts, assets or transactions to the tax or other authorities in his or her country and/or repatriate funds received in connection with the Plan to the Participant's country within a certain time period or according to certain procedures. The Participant acknowledges that it is his or her responsibility to comply with any applicable requirements, and that the Participant should consult his or her own personal tax and legal advisors to ensure compliance with applicable laws.

3.20    Electronic Delivery, Acceptance and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means and the Participant hereby consents to receive such documents by electronic delivery. The Participant agrees that his or her electronic acceptance of the Award through the Company’s online acceptance procedure constitutes his or her acceptance of the Award and further agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

3.21    Clawback Policy. To the extent this Award is subject to recovery under any law, government regulation, stock exchange listing requirement or Company agreement or policy, this Award will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any agreement or policy adopted by the Company pursuant to any such law, government regulation, stock exchange listing requirement or otherwise).

3.22   Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

3.23    Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other Participant.

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EXHIBIT C

TO RESTRICTED SHARE UNIT AWARD GRANT NOTICE

TRUST AGREEMENT